Exhibit 99.1
Matrixx Initiatives, Inc. Reports 35% Revenue Growth in the Third Quarter
and $0.72 (+24%) Earnings Per Share
Trailing Twelve Month Revenue Exceeds $100 Million
PHOENIX, October 23, 2006; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced financial results for the third quarter and nine month period ended September 30, 2006. Third quarter revenue increased 35% to $34.1 million compared to approximately $25.2 million for the third quarter of 2005. The Company reported net income for the quarter of approximately $7.2 million, or $0.72 per share, compared to net income of $5.6 million, or $0.58 per share, in the third quarter of 2005.
For the nine months ended September 30, 2006, revenues increased to approximately $60.0 million, or 29% above the $46.4 million recognized for the first nine months of 2005. The Company earned net income of approximately $5.4 million, or $0.54 per share, for the nine months ended September 30, 2006 compared to net income of $6.0 million, or $0.62 per share, for the comparable period in 2005.
Carl Johnson, President and Chief Executive Officer, said, “We are pleased with the increase in sales achieved during the third quarter and are particularly excited to report sales surpassed $100 million on a trailing twelve month basis. During the third quarter, we began shipping our three new Zicam products (Cold Remedy RapidMelts™ + C, Cold Remedy ChewCaps, and Cough Melts), which have been well received by retailers and we believe these new products will be well received by consumers.”
“The marketing plans for the cold season are being finalized and we began television advertising last week. This year’s commercials will again feature actual Zicam users, which was very successful last year. Our advertising will be targeted to consumers through prime-time network television, daytime and cable television, as well as radio during morning and afternoon drive-times. Additionally, we are expanding our sampling program to further increase trial of our products, which will provide samples of Zicam RapidMelts™ as well as Zicam multi-symptom cold and flu relief pre-medicated spoons to consumers.”
Mr. Johnson continued, “We remain confident we will achieve our original guidance of increasing 2006 annual sales 25%-35% over the $90.5 million recorded in 2005. We also expect net income growth of 15%-25% above the $7.6 million level realized in 2005, which excludes the impact of an $8.5 million (approximately $5.0 million net of tax) charge recorded in the fourth quarter of 2005 for settling Arizona product liability litigation and recording a reserve for the remaining product liability lawsuits, offset by tax credits of approximately $477,000.”
“Further, we are investing in research and development activities focused on our oral care and antacid products. The results of our first set of oral care clinical studies were very encouraging and we are currently conducting additional clinical studies. Year-to-date, spending on research and development activities increased approximately $1.9 million, compared to the nine months ended September 30, 2005. The increase is principally due to work on our oral care product. We expect the rate of research and development spending in the fourth quarter will be similar to the third quarter of this year, resulting in annual research and development expense of 4% to 5% of 2006 net sales.”

According to William Hemelt, Executive Vice President and Chief Financial Officer, “Operating income continues to be negatively impacted by high legal expense. The high legal expense is primarily due to the ongoing product liability issues and responding to the previously announced FTC inquiry. Together these amounted to approximately $1.7 million in the third quarter of 2006 compared to $1.8 million for the third quarter of 2005. For the first nine months of 2006, these items accounted for approximately $5.3 million compared to approximately $4.7 million in the first nine months of 2005. In addition, operating expense for the third quarter and first nine months of 2005 were reduced by approximately $300,000 and $1.7 million respectively, for insurance reimbursements related to the defense of product liability litigation, while no reimbursement was recorded, or is expected to be recorded, during 2006.”
Mr. Hemelt continued, “Gross margin was 67% for the third quarter of 2006, down from 68% during the third quarter of 2005. The decrease was primarily due to a third quarter increase in the returns allowance related to Nasal Comfort products. We continue to believe in the Nasal Comfort concept; however, we have been disappointed by its slow growth at retail. Our flu relief and swab products are being reengineered to increase their gross margins. Our new automated swab equipment is expected to be online next month and our improved flu relief product began production this month. We expect cost reductions related to our swab and multi-symptom cold and flu relief products to begin in the fourth quarter and be fully realized in the first quarter of 2007.”
“Our balance sheet remains strong. We anticipate our cash position increasing in the fourth quarter as receivables are converted to cash, and we expect to repay, by year-end, the $4 million that was borrowed in July for working capital purposes. During the third quarter we continued to build inventory to meet the anticipated increase in sales expected during the fourth quarter and we believe our current production plans will allow us to meet demand during this cold season.”
There will be a teleconference Tuesday, October 24, 2006 at 11:00 a.m. EST to discuss third quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the third quarter 2006 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 2912368 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Third Quarter 2006 Consolidated Financial Results (Unaudited)

	2006	2005	2006	2005
($000s)	3rd Qtr	3rd Qtr	YTD	YTD
Net Sales	$34,121	$25,203	$60,003	$46,439
Cost of Sales	11,154	8,154	19,423	14,076

Gross Profit	22,967	17,049	40,580	32,363
Operating Expenses	9,910	7,008	28,181	20,361
Research and Development	1,149	784	4,140	2,249

Income from Operations	11,908	9,257	8,259	9,753
Total Other Income	12	115	321	301

Net Income Before Tax	11,920	9,372	8,580	10,054
Income Tax Expense	4,770	3,732	3,191	4,023

Net Income	$7,150	$5,640	$5,389	$6,031

Net Income per Diluted Share	$0.72	$0.58	$0.54	$0.62
Average Shares Outstanding (mil)	10.0	9.7	10.0	9.7
Selected Balance Sheet Information

	Sept. 30, 2006		Sept. 30, 2005
($000s)	(Unaudited)	Dec. 31, 2005	(Unaudited)
Cash and Marketable Securities	$5,828	$12,267	$7,336
Accounts Receivable — Trade	$26,877	$28,719	$20,853
Inventory	$19,420	$8,803	$10,574
Restricted Cash	$500	$5,000	$5,000
Total Assets	$83,005	$88,751	$64,478
Current Liabilities	$24,458	$37,125	$12,855
Working Capital	$36,080	$27,459	$29,637
Total Debt	$4,000	$0	$0
Shareholders’ Equity	$56,340	$48,110	$50,706
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy in five oral delivery forms (including the new Zicam RapidMelts™ + Vitamin C and Zicam ChewCaps™); three Zicam allergy and congestion relief products, four Zicam Cough Spray items and our new Zicam Cough Melts, four Zicam Cold & Flu Relief products, and two Nasal Comfort products. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Director of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that customers will accept new items (ii) our belief that significant growth opportunity continues to exist; (iii) our expectation of achieving 2006 sales and earnings guidance; (iv) our expectation of consumer acceptance regarding new products; (v) our expectations regarding levels of research and development, legal, and marketing expenses in 2006; (vi) our expectations regarding the success of our marketing plans for the cold season; (vii) our expectations regarding cost reductions related to product improvements; (viii) our expectations regarding the adequacy of our inventory for the cold season: (iv) our expectations regarding expansion into new categories; (x) our expectation of improving our gross margins in the future; and (xi) our expectations regarding product returns. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes and the pending FTC inquiry, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2006, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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